UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 18, 2023

SONNET BIOTHERAPEUTICS HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35570	20-2932652
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

100 Overlook Center, Suite 102 Princeton, New Jersey	08540
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 375-2227

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	SONN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01. Regulation FD.

On April 18, 2023, Sonnet BioTherapeutics Holdings, Inc. (the “Company” or “Sonnet”) issued a press release announcing that the safety of SON-1010 dosing has been formally reviewed in both of the current Phase 1 clinical trials and the Company is now enrolling the final dose cohort in the cancer trial. A copy of the press release is attached hereto as Exhibit 99.1.

The information in this Current Report on Form 8-K under Item 7.01, including the information contained in Exhibit 99.1, is being furnished to the Securities and Exchange Commission, and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by a specific reference in such filing.

Item 8.01. Other Events.

On April 18, 2023, the Company issued a press release announcing that the safety of SON-1010 dosing has been formally reviewed in both of the current Phase 1 clinical trials and the Company is now enrolling the final dose cohort in the cancer trial. SON-1010 is a proprietary version of human interleukin-12 (IL-12), configured using Sonnet’s Fully Human Albumin Binding (FHAB®) platform. SB101 is a single-ascending dose (SAD) trial for adult patients with advanced solid tumors (NCT05352750) that commenced in Q2 2022 and is currently enrolling the final dose cohort. SB102 is a SAD trial in healthy volunteers (NCT05408572) that started in Q3 2022, and the safety review of the last cohort was recently completed. Updated SB101 data was presented in a poster presentation today at AACR, and data from both studies will be discussed by the Company in a webinar today at 5:00 pm ET.

Of the 15 patients from the first five cohorts of SB101 evaluable for follow-up at this latest cutoff, 9 had stable disease at the first follow-up scan, 4 of which were already progressing at study entry. At four months follow-up, 5 of 14 patients remained stable at the second scan, suggesting clinical benefit of SON-1010 in 36% of patients. The very first patient dosed, with an aggressive endometrial sarcoma, had target tumor shrinkage with complete resolution of ascites at one point and has been clinically stable for nearly a year. Dosing in the first 3 cohorts was performed every 4 weeks, but is now being done every 3 weeks in the new cohorts to enhance safety at higher doses.

SON-1010 has been safe and tolerable at all doses tested to date. Adverse events have generally been mild/moderate and transient in nature, with no study discontinuations for safety reasons. In addition, adverse effects have been less numerous and less intense with subsequent doses. The geomean half-life (t½) of SON-1010 was 113 hours in SB101 and 122 hours in SB102, compared to 12 hours for recombinant IL-12 observed in prior studies. Comparison of the PK curves between the two studies suggests that SON-1010 may be targeting tumors, as it was designed to do. Cytokine analysis following each dose revealed controlled and prolonged induction of interferon gamma (IFNγ) that peaked at 24 to 48 hours and returned to baseline after 2 to 4 weeks. A small increase in IL-10 was observed with each dose as expected in response to IFNγ. There was either a minimal or no signal for IL-1β, IL-6, IL-8, and TNFα and no indication of any potential for cytokine release syndrome (CRS) at these doses.

On April 18, 2023, the Company presented the presentation attached hereto as exhibit 99.2 and incorporated by reference into this Item 8.01.

Item 9.01. Financial Statements and Exhibits.

(d) The following exhibit is furnished with this report:

Exhibit No.	Description
99.1	Press Release issued by Sonnet BioTherapeutics Holdings, Inc., dated April 18, 2023.
99.2	Presentation by Sonnet BioTherapeutics Holdings, Inc., dated April 18, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONNET BIOTHERAPEUTICS HOLDINGS, INC.

Date: April 18, 2023	By:	/s/ Pankaj Mohan, Ph.D.
	Name:	Pankaj Mohan, Ph.D.
	Title:	Chief Executive Officer